EXHIBIT 5.1(A)

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

June 6, 2006

JPMorgan Chase Bank, National Association

1111 Polaris Parkway

Columbus, Ohio 43240

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase Bank, National Association, a national banking association (the “Registrant”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrant, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by Chase Auto Owner Trust 2006-A, a Delaware statutory trust formed by the Registrant (the “Issuing Entity”), of (i) $270,000,000 aggregate principal amount of Class A-2 Asset Backed Notes (the “Class A-2 Notes”), (ii) $399,000,000 aggregate principal amount of Class A-3 Asset Backed Notes (the “Class A-3 Notes”) and (iii) $138,580,000 aggregate principal amount of Class A-4 Asset Backed Notes (the “Class A-4 Notes”; and together with the Class A-2 Notes and the Class A-3 Notes, the “Notes”), to be issued pursuant to an Indenture (the “Indenture”), to be dated as of May 20, 2006, between the Issuing Entity and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”).

We have examined the Registration Statement and the form of the Indenture filed as Exhibit 4.2 to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Registrant.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We have also assumed that at the time of execution, authentication, issuance and delivery of the Notes, the Indenture will be the valid and legally binding obligation of the Indenture Trustee. We have assumed further that (i) at the time of execution, authentication, issuance and delivery of the Notes, the issuance and terms of the Notes will have been duly authorized by the Issuing Entity and the Indenture will have been duly authorized, executed and delivered by the Issuing Entity in accordance with the law of the State of Delaware and (ii) the execution, delivery and performance by the Issuing Entity of the Indenture and the Notes will not violate the law of the State of Delaware or any other applicable laws (excepting the laws of the State of New York and the federal laws of the United States).

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered and sold in accordance with the provisions of the Note Underwriting Agreement dated the date hereof between the Registrant and the underwriters named therein, upon payment of the consideration therefor provided therein, the Notes will constitute valid and legally binding obligations of the Issuing Entity, enforceable against the Issuing Entity in accordance with their terms.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registrant’s current report on Form 8-K to be dated June 6, 2006.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP